Exhibit 99.1

Stepan Reports Record Quarterly Results and First Half Earnings

Northfield, Illinois, July 22, 2020 -- Stepan Company (NYSE: SCL) today reported:

Second Quarter Highlights

•

Reported net income was a record $35.7 million, or $1.54 per diluted share, versus $30.2 million, or $1.30 per diluted share, in the prior year.  Adjusted net income* was a record $38.3 million, or $1.65 per diluted share, versus $35.1 million, or $1.50 per diluted share, in the prior year.  Total Company sales volume increased 4% versus the prior year.

•

Surfactant operating income was a record $48.5 million versus $32.1 million in the prior year. This increase was primarily attributable to a 10% increase in global Surfactant volume and an improved product mix.  The sales volume growth was principally due to higher demand in the global consumer product end markets driven by increased demand for cleaning and disinfection products as a result of COVID-19, and a $5.0 million operating income improvement in Mexico. As previously announced, the Company plans to acquire Clariant’s anionic surfactant business and associated sulfonation equipment in Mexico.

•

Polymer operating income was $15.5 million versus $22.8 million in the prior year.  This decrease was mostly attributable to a 13% decline in sales volume versus prior year.  Global rigid polyol sales volume declined 8% driven by Europe and North America, due to COVID-19 construction project delays and cancellations, partially offset by strong growth in China.  Lower volume and higher raw material inventory cost within the phthalic anhydride business also contributed to the decline in operating income versus the prior year.

•

Specialty Product operating income was $3.2 million versus $6.0 million in the prior year.  This decrease was primarily attributable to order timing differences within our food and flavor business and lower margins within our medium chain triglycerides (MCT) product line.

•	The effect of foreign currency translation negatively impacted net sales by 4% and net income by $2.5 million, or $0.11 per diluted share, versus the prior year.

•

The Company had negative net debt at quarter-end as cash balances of $272.9 million exceeded total debt of $207.9 million.  The Company has access to a committed $350.0 million revolving credit agreement and has only $9.3 million of remaining debt maturing in 2020.  The Company believes it has sufficient liquidity to operate in the challenging near term environment.

First Half Highlights

•

Reported net income was $63.3 million, or $2.72 per diluted share, versus $55.2 million, or $2.37 per diluted share, in the prior year.  Adjusted net income* was $62.5 million, or $2.69 per diluted share, versus $65.8 million, or $2.82 per diluted share, in the prior year.  Total Company sales volume was up 1% compared to the first six months of 2019.  A 4% increase in global Surfactant sales volume was largely offset by an 11% decrease in global Polymer sales volume.

•

First half results were negatively impacted by the first quarter Millsdale plant power outage as previously disclosed. The Company’s insurance provider has acknowledged this incident is a covered event and the Company is pursuing insurance recovery for incremental supply chain expenses and business interruption.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

“Today, the world continues to be challenged in many ways.  At Stepan we believe there is more that unites us than divides us.  We are fortunate to have a team that is committed to each other and to the supply of critical products to the market.  We are grateful to our employees for their passion and ability to get the job done.  Our plants continue to run and we have been able to keep our employees safe and healthy,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.

“Despite these challenges and the impact of the first quarter power outage at our Millsdale, IL facility, the Company had a solid first half of the year.  Surfactant operating income was up significantly during the second quarter on the strength of 10% global volume growth.  Most of the volume growth was attributable to strong demand in the consumer product end markets driven by increased demand for cleaning and disinfection products as a result of COVID-19.  Mexican operations delivered strong earnings growth versus the prior year quarter.  Our Polymer business was down versus the prior year quarter as North America and Europe experienced construction project delays and cancellations as a result of COVID-19.  Our Specialty Product business results were down due to reduced margins within the food and nutritional business and order timing differences within our food and flavor business.”

Financial Summary

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2020	2019	% Change	2020	2019	% Change
Net Sales	$460,549	$473,003	(3)%	$910,536	$962,173	(5)%
Operating Income	$44,623	$41,065	9%	$84,627	$70,803	20%
Net Income Attributable to Stepan Company	$35,707	$30,218	18%	$63,252	$55,202	15%
Earnings per Diluted Share	$1.54	$1.30	18%	$2.72	$2.37	15%

Adjusted Net Income *	$38,315	$35,131	9%	$62,473	$65,766	(5)%
Adjusted Earnings per Diluted Share *	$1.65	$1.50	10%	$2.69	$2.82	(5)%

•	See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Second Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year second quarter reported net income includes $1.9 million of after-tax expense versus $1.2 million of after-tax expense in the prior year.

•

Cash-Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year second quarter includes $0.5 million of after-tax expense versus $0.2 million of after-tax expense in the prior year.

•

Business Restructuring:  The current year second quarter includes $0.2 million of after-tax decommissioning expense related to the Company’s Canadian plant closure versus $0.3 million of after-tax expense in the prior year.

Percentage Change in Net Sales

Net sales decreased 3% quarter-over-quarter due to the unfavorable impact of foreign currency translation and lower selling prices, partially offset by a 4% increase in global sales volume.  The lower selling prices are mainly attributable to the pass-through of lower raw material costs.  The higher sales volume primarily reflects Surfactant growth of 10% partially offset by a Polymer decline of 13%.

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Volume	4%	1%
Selling Price & Mix	(3)%	(3)%
Foreign Translation	(4)%	(3)%
Total	(3)%	(5)%

Segment Results

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Net Sales
Surfactants	$332,335	$313,380	6%	$659,406	$663,030	(1)%
Polymers	$112,409	$140,636	(20)%	$218,900	$260,815	(16)%
Specialty Products	$15,805	$18,987	(17)%	$32,230	$38,328	(16)%
Total Net Sales	$460,549	$473,003	(3)%	$910,536	$962,173	(5)%

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Operating Income
Surfactants	$48,503	$32,086	51%	$84,659	$69,253	22%
Polymers	$15,527	$22,760	(32)%	$23,043	$34,865	(34)%
Specialty Products	$3,226	$5,982	(46)%	$7,210	$9,113	(21)%
Total Segment Operating Income	$67,256	$60,828	11%	$114,912	$113,231	1%
Corporate Expenses	$(22,633)	$(19,763)	15%	$(30,285)	$(42,428)	(29)%
Consolidated Operating Income	$44,623	$41,065	9%	$84,627	$70,803	20%

Total segment operating income increased $6.4 million, or 11%, versus the prior year quarter.   Total segment operating income in the first half of 2020 increased $1.7 million, or 1%, versus the prior year.

•

Surfactant net sales were $332.3 million for the quarter, a 6% increase versus the prior year.  Sales volume increased 10% mostly due to higher demand for products sold into the consumer product end markets, driven by increased demand for cleaning, disinfection and personal wash products as a result of COVID-19.  Partially offsetting this growth was lower demand in the Company’s functional product end markets.  Sales volume into the global agricultural market was up 4% offset by lower demand in the oilfield market.  Selling prices were up 1% and the translation impact of a stronger U.S. dollar negatively impacted net sales by 5%.  Surfactant operating income increased $16.4 million, or 51%, versus the prior year primarily due to the strong sales volume growth and a $5.0 million operating income improvement in Mexico.

•

Polymer net sales were $112.4 million for the quarter, a 20% decrease versus the prior year.  Sales volume decreased 13% primarily due to lower North American and European demand for rigid polyols used in rigid foam insulation and insulated metal panels.  This lower demand primarily reflects COVID-19 construction project delays and cancellations.  In addition, phthalic anhydride volumes were down significantly while China sales volume increased 41% versus the prior year quarter.  Selling prices declined 5% and the translation impact of a stronger U.S. dollar negatively impacted net sales by 2%.  Polymer operating income decreased $7.2 million, or 32%, versus the prior year quarter primarily due to the sales volume decline and lower North American margins.   The lower North American margins reflect high cost raw material inventory carried over from the first quarter due to production issues at the Company’s Millsdale, IL facility.

•

Specialty Product net sales were $15.8 million for the quarter, a 17% decrease versus the prior year.  Sales volume was flat between years.  Operating income decreased $2.8 million versus the prior year quarter primarily due to order timing differences within our food and flavor business and lower margins within our medium chain triglycerides (MCT) product line.

Corporate Expenses

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Total Corporate Expenses	$22,633	$19,763	15%	$30,285	$42,428	(29)%
Less:
Deferred Compensation	$(6,464)	$(2,395)	170%	$859	$(9,868)	NM
Business Restructuring	$(225)	$(450)	(50)%	$(582)	$(1,183)	(51)%
Adjusted Corporate Expense	$15,944	$16,918	(6)%	$30,562	$31,377	(3)%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, decreased $1.0 million, or 6%, versus the prior year quarter.  The quarterly decrease was primarily due to the non-recurrence of an environmental remediation reserve adjustment in the second quarter of 2019.

Income Taxes

The Company’s effective tax rate was 23.9% for the first half of 2020 versus 21.8% for the first half of 2019.  This year-over-year increase was primarily attributable to: (i) lower tax benefits derived from stock-based compensation awards exercised or distributed in the first half of 2020 versus 2019, and (ii) a less favorable geographical mix of income in the first half of 2020 versus 2019.

Shareholder Return

The Company paid $6.2 million of dividends to shareholders and repurchased $6.5 million of Company stock in the second quarter of 2020.  During the first six months of 2020 the Company paid $12.4 million of dividends and repurchased $13.8 million of Company stock.  The Company has 189,050 shares remaining under its Board of Directors’ share repurchase authorization.  The Company has increased its dividend on the Company’s common stock for 52 consecutive years.

Selected Balance Sheet Information

The Company’s net debt level decreased $32.8 million versus the first quarter while the net debt ratio dropped from -4% to -8%.  The decrease in net debt was primarily attributable to an $18.6 million increase in cash and a $14.2 million decrease in debt primarily due to scheduled debt repayments in June 2020.

($ in millions)	6/30/20	3/31/20	12/31/19
Net Debt
Total Debt	$207.9	$222.1	$222.1
Cash	272.9	254.3	315.4
Net Debt	$(65.0)	$(32.2)	$(93.3)
Equity	897.4	866.8	891.8
Net Debt + Equity	$832.4	$834.6	$798.5
Net Debt / (Net Debt + Equity)	-8%	-4%	-12%

The major working capital components were:

($ in millions)	6/30/20	3/31/20	12/31/19
Net Receivables	$286.7	$290.6	$276.8
Inventories	208.2	198.2	203.6
Accounts Payable	(187.4)	(187.9)	(194.3)
Total	$307.5	$300.9	$286.1

Capital spending was $21.5 million during the quarter and $54.7 million during the first half of 2020.  This compares to $19.4 million and $45.1 million, respectively, in the prior year.  For the full year, capital expenditures are expected to be in the range of $100 million to $120 million.

Outlook

“2020 will continue to be a difficult year for the world, our country and our industry.  We believe Stepan’s business remains better positioned to perform than most as we demonstrated in the second quarter.  Our teams are working to minimize vulnerabilities and capture opportunities that are available to us,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.

“We believe our Surfactant volume in the consumer product end markets should remain strong as a result of heightened demand for disinfection, cleaning and personal wash products.  We anticipate that demand for surfactants within the agricultural market will approximate last year and that the oilfield market will remain down for the balance of 2020.  Although the long-term prospects for our Polymer business remain attractive as energy conservation efforts and more stringent building codes should increase demand, we believe the business will be challenged in the short term as re-roofing and new construction projects continue to be deferred or canceled.  Additionally, we continue to anticipate higher North American costs due to the Illinois River lock closure occurring during the second half of 2020.  Our Specialty Product business should approximate prior year results. We have a strong balance sheet and significant cash on hand.  Given our strong balance sheet and available liquidity we believe we are well positioned to operate in the challenging near-term environment.”

Conference Call

Stepan Company will host a conference call to discuss the second quarter results at 10:00 a.m. ET (9:00 a.m. CT) on July 22, 2020. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800)-920-2997, and the webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Six Months Ended June 30, 2020 and 2019

(Unaudited – ‘000’s Omitted)

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Net Sales	$460,549	$473,003	$910,536	$962,173
Cost of Sales	362,054	380,044	732,772	784,605
Gross Profit	98,495	92,959	177,764	177,568
Operating Expenses:
Selling	12,921	14,140	26,453	28,109
Administrative	20,731	21,544	39,603	40,850
Research, Development and Technical Services	13,531	13,365	27,358	26,755
Deferred Compensation (Income) Expense	6,464	2,395	(859)	9,868
	53,647	51,444	92,555	105,582

Business Restructuring	225	450	582	1,183

Operating Income	44,623	41,065	84,627	70,803
Other Income (Expense):
Interest, Net	(1,259)	(1,766)	(2,489)	(3,619)
Other, Net	4,437	235	1,175	3,380
	3,178	(1,531)	(1,314)	(239)

Income Before Income Taxes	47,801	39,534	83,313	70,564
Provision for Income Taxes	11,958	9,324	19,931	15,376
Net Income	35,843	30,210	63,382	55,188
Net Loss Attributable to Noncontrolling Interests	(136)	8	(130)	14
Net Income Attributable to Stepan Company	$35,707	$30,218	$63,252	$55,202
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.56	$1.31	$2.75	$2.39
Diluted	$1.54	$1.30	$2.72	$2.37
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,923	23,086	22,973	23,092
Diluted	23,184	23,329	23,235	23,329

Table II

Reconciliations of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2020	EPS	2019	EPS	2020	EPS	2019	EPS
Net Income Reported	$35,707	$1.54	$30,218	$1.30	$63,252	$2.72	$55,202	$2.37

Deferred Compensation (Income) Expense	$1,938	$0.08	$1,210	$0.05	$(920)	$(0.04)	$5,090	$0.22
Business Restructuring Expense	$168	$0.01	$325	$0.01	$431	$0.02	$865	$0.04
Cash-Settled SARs (Income) Expense	$502	$0.02	$220	$0.01	$(290)	$(0.01)	$1,451	$0.06
Environmental Remediation Expense		$-	$2,210	$0.09		$-	$2,210	$0.09
Voluntary Debt Prepayment Expense		$-	$948	$0.04		$-	$948	$0.04

Adjusted Net Income	$38,315	$1.65	$35,131	$1.50	$62,473	$2.69	$65,766	$2.82

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2020	EPS	2019	EPS	2020	EPS	2019	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$2,550		$1,592		$(1,210)		$6,698
Business Restructuring Expense	$225		$450		$582		$1,183
Cash-Settled SARs (Income) Expense	$661		$289		$(381)		$1,909
Environmental Remediation Expense			$2,908				$2,908
Voluntary Debt Prepayment Expense			$1,247				$1,247
Total Pre-Tax Adjustments	$3,436		$6,486		$(1,009)		$13,945

Cumulative Tax Effect on Adjustments	$(828)		$(1,573)		$230		$(3,381)

After-Tax Adjustments	$2,608	$0.11	$4,913	$0.20	$(779)	$(0.03)	$10,564	$0.45

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pre-tax income was $2.6 million of expense versus $1.6 million of expense in the prior year. The year to date impact was $1.2 million of income versus $6.7 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock are as follows:

	2020				2019
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	N/A	$97.10	$88.46	$102.44	$97.06	$91.91	$87.52

The deferred compensation income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2020	2019	2020	2019
Deferred Compensation
Operating Income (Expense)	$(6,464)	$(2,395)	$859	$(9,868)
Other, net – Mutual Fund Gain	3,914	803	351	3,170
Total Pretax	$(2,550)	$(1,592)	$1,210	$(6,698)
Total After Tax	$(1,938)	$(1,210)	$920	$(5,090)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and six month periods ending June 30, 2020 as compared to 2019:

($ in millions)	Three Months Ended June 30		Increase (Decrease)	Decrease Due to Foreign Currency Translation	Six Months Ended June 30		Increase (Decrease)	Decrease Due to Foreign Currency Translation
	2020	2019			2020	2019
Net Sales	$460.5	$473.0	$(12.5)	$(20.2)	$910.5	$962.2	$(51.7)	$(28.5)
Gross Profit	98.5	93.0	5.5	(4.4)	177.8	177.6	0.2	(5.8)
Operating Income	44.6	41.1	3.5	(3.3)	84.6	70.8	13.8	(4.1)
Pretax Income	47.8	39.5	8.3	(3.3)	83.3	70.6	12.7	(4.1)

Table V

Stepan Company

Consolidated Balance Sheets

June 30, 2020 and December 31, 2019

	June 30, 2020	December 31, 2019
ASSETS
Current Assets	$796,376	$818,789
Property, Plant & Equipment, Net	634,004	639,317
Other Assets	113,028	121,261
Total Assets	$1,543,408	$1,579,367
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$319,172	$339,114
Deferred Income Taxes	24,068	23,391
Long-term Debt	184,315	198,532
Other Non-current Liabilities	117,592	125,834
Total Stepan Company Stockholders’ Equity	897,429	891,783
Noncontrolling Interest	832	713
Total Liabilities and Stockholders’ Equity	$1,543,408	$1,579,367